Exhibit 99.1

                                     TEREX

           NEWS RELEASE           NEWS RELEASE           NEWS RELEASE

      For information contact: Tom Gelston, Director - Investor Relations
                                 (203) 222-5943

        TEREX ANNOUNCES SECURITIES AND EXCHANGE COMMISSION INVESTIGATION

     WESTPORT, CT, August 29, 2005 - Terex Corporation (NYSE: TEX) announced today that it has filed a Form 8-K with the Securities and Exchange Commission ("SEC") disclosing that Terex has been advised by the SEC that it is commencing an investigation of Terex. Terex understands that the investigation relates to the previously announced restatement of its financial statements for the years ended December 31, 2000, 2001, 2002 and 2003. The restatement principally pertains to errors identified by Terex in accounting for, and reconciliation of, certain intercompany imbalances, as well as in the failure to properly eliminate, in consolidation, all intercompany accounts in accordance with generally accepted accounting principles. While no formal order has yet been issued, Terex is cooperating fully and intends to voluntarily provide the SEC staff with information.

     Separately, Terex has received a subpoena from the SEC in a matter entitled "In the Matter of United Rentals, Inc." The subpoena principally requires the production of documents concerning certain transactions involving Terex and it subsidiaries, on the one hand, and United Rentals, on the other, in 2000 and 2001. Terex is also cooperating fully with this investigation. Terex does not believe that these transactions impact its restatement.

Safe Harbor Statement

     The press release contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others: until the SEC investigation and the previously announced review by Terex of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments, impacts and periods resulting from such reviews; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

     Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

                               Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
         Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com